Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-249232) on Form  S-8 of Waterstone Financial, Inc. of our report dated March 1, 2021, relating to the consolidated financial statements of Waterstone Financial, Inc., appearing in this Annual Report on Form 10-K of Waterstone Financial, Inc. as of December 31, 2020 and for each of the two years in the period ended December 31, 2020.

/s/ RSM US LLP
Chicago, Illinois
February 28, 2022